UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 15, 2022

Date of Report (Date of earliest event reported)

Axon Enterprise, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16391	86-0741227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17800 N. 85th St.

Scottsdale, Arizona 85255

(Address of principal executive offices, including zip code)

(480) 991-0797

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 Par Value	AXON	The Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2022, Axon Enterprise, Inc. (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (the “Lenders”, and each a “Lender”). The Credit Agreement provides for a senior unsecured multi-currency revolving credit facility in an aggregate principal amount of up to $200 million, $30 million of which is available for the issuance of letters of credit, with an option for the Company to request, subject to each Lender’s sole discretion, an increase to up to $300 million. Proceeds of revolving loans made pursuant to the Credit Agreement may be used for general corporate purposes, including working capital and permitted acquisitions.

Amounts under the Credit Agreement may be borrowed, repaid and re-borrowed from time to time until the final maturity date of the Credit Agreement on the earlier to occur of (a) December 15, 2027 and (b) the date that is six months prior to the stated maturity date of the 0.50% Convertible Senior Notes due 2027 (the “Notes”) unless such Notes have been redeemed, repurchased, converted or defeased in full.

Revolving loans under the Credit Agreement will bear interest at a floating rate, which will be (i) a base rate, (ii) Adjusted Term SOFR (defined as the forward-looking SOFR term rate published by CME Group Benchmark Administration Limited plus 0.10% per annum subject to a floor of zero), (iii) the Adjusted EURIBOR Rate, (iv) the Adjusted TIBOR Rate, or (v) Adjusted Daily Simple RFR, plus, in each case, an applicable margin, based upon the Company’s net leverage ratio. The Company is required to pay a commitment fee quarterly in arrears on the average daily unused amount of each Lender’s revolving credit commitment at a rate equal to an applicable percentage based on the Company’s net leverage ratio. The initial commitment fee is 0.15% per annum.

The Credit Agreement contains affirmative and negative covenants including, among other things, financial reporting, limitations on indebtedness, liens, fundamental changes, asset sales, investments, sale and leaseback transactions, swap agreements, restricted payments, transactions with affiliates, restrictive agreements, and amendment of certain material documents. The negative covenants are subject to certain exceptions, baskets and similar qualifications. In addition, the Credit Agreement requires the Company to comply with a maximum net leverage ratio of no greater than 3.50 to 1.00 and a minimum interest coverage ratio of no less than 3.50 to 1.00, each based upon a trailing four fiscal quarter period.

The Credit Agreement contains events of default that include, among other things, failure to make certain payments, inaccuracy of representations and warranties, covenant defaults, cross-default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2022.

Item 2.03 Creation of a Direct Financial Obligation of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2022	Axon Enterprise, Inc.

	By:	/s/ Brittany Bagley
Brittany Bagley
Chief Financial Officer and Chief Business Officer